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                                                                       EXHIBIT 8



                                DEWEY BALLANTINE


                         1775 Pennsylvania Avenue N.W.


                          Washington, D.C. 20006-4405


                            Telephone (202) 362-1000


                            Facsimile (202) 362-1093



                               December 19, 1996



Telcom Ventures, L.L.C.


Arlington Courthouse Plaza II


2300 Clarendon Boulevard, Suite 800


Arlington, VA 22201



        Re: Wireless Ventures of Brazil, Inc.



Ladies and Gentlemen:



     We have acted as counsel to Wireless Ventures of Brazil, Inc. ("WVB") in connection with the Registration Statement on Form S-4 of Nextel Communications, Inc. ("Nextel"), which includes the Proxy Statement of WVB and which was filed initially with the Securities and Exchange Commission (the "SEC") on December 3, 1996 (the "Proxy Statement/Prospectus"). The Proxy Statement/Prospectus is being furnished to the holders of common stock of WVB for use at the special meeting of the shareholders of WVB to consider a proposal to recapitalize WVB and to approve the Agreement and Plan of Merger dated as of October 28, 1996, by and among Nextel, Dial Call Indimich, Inc., a wholly owned subsidiary of Nextel ("DCI"), and WVB pursuant to which, among other things, DCI will be merged with the into WVB.



     We hereby confirm that, in our opinion, the discussions in the Proxy Statement/Prospectus under the headings "Summary -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" are accurate in all material respects.



     We hereby consent to the filing with the SEC of this opinion as an exhibit to the Proxy Statement/ Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.



                                          Very truly yours,



                                          /s/  DEWEY BALLANTINE